CERTIFICATE OF RETIREMENT
OF
CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A
OF
LAUREATE EDUCATION, INC.
(Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware)
Laureate Education, Inc., a public benefit corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST:        Pursuant to the authority conferred by the Corporation’s original certificate of incorporation, filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 1, 2015, the Board of Directors of the Corporation (the “Board of Directors”) created a series of 512,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of the Corporation designated as “Convertible Redeemable Preferred Stock, Series A”, of which 62,000 shares were designated as “Convertible Redeemable Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”) and 450,000 shares were designated as “Convertible Redeemable Preferred Stock, Series A-2” (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), by the filing of a Certificate of Designations with the Secretary of State on December 20, 2016, and the powers (including voting powers) of the shares of such series, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of the shares of such series are set forth in Appendix A to, and incorporated by reference in, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), filed with the Secretary of State on January 31, 2017. The Certificate of Incorporation is in effect on the date of the filing of this Certificate of Retirement (the “Certificate of Retirement”).
SECOND:    The Certificate of Incorporation provides that any shares of its Series A Preferred Stock that are converted into another series of capital stock of the Corporation shall be cancelled and retired and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock.
THIRD:    On April 23, 2018, 24,164.375 shares of the Corporation’s Series A-1 Preferred Stock, which shares constituted all of the issued and outstanding shares of the Corporation’s Series A-1 Preferred Stock, and 377,000 shares of the Corporation’s Series A-2 Preferred Stock, which shares constituted all of the issued and outstanding shares of the Corporation’s Series A-2 Preferred Stock, were converted by the Corporation into shares of Class A common stock, par value $0.004 per share (the “Class A Common Stock”), of the Corporation.
FOURTH:    The Board of Directors, by unanimous written consent, resolved to cancel and retire all of the shares of the Corporation’s Series A Preferred Stock that were converted into shares of the Corporation’s Class A Common Stock, such that there are no shares of the Corporation’s Series A Preferred Stock outstanding.
FIFTH:    Accordingly, pursuant to the Section 243(b) of the DGCL, upon the effectiveness of this Certificate of Retirement, 24,164.375 shares of the Corporation’s Series A-1 Preferred Stock and 377,000 shares of the Corporation’s Series A-2 Preferred Stock will be retired and such shares shall resume the status of authorized but unissued shares of the Corporation’s Preferred Stock, such that the total number of authorized shares of the Corporation’s Preferred Stock shall be 50,000,000, such shares consisting of 37,835.625 shares designated Series A-1 Preferred Stock, 73,000 shares designated Series A-2 Preferred Stock, and 49,889,164.635 shares of undesignated Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused has caused this Certificate of Retirement to be signed by its duly authorized officer, this 20th day of July, 2018.

LAUREATE EDUCATION, INC.

By: /s/ Victoria E. Silbey
Name: Victoria E. Silbey
Title: Senior Vice President, Secretary and Chief Legal Counsel